Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Focus Universal, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of Focus Universal, Inc., and its subsidiary (the “Company”) our reports dated March 8, 2019 and May 28, 2019 relating to our audits of the consolidated balance sheets as of December 31, 2018 and 2017, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017  for both the Company and its subsidiary. Our reports dated March 8, 2019 and May 28, 2019, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

July 3, 2019